Exhibit 99

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com

News	Contact:
Jeremy Neuhart
PPG Corporate Communications
412-434-3046
neuhart@ppg.com

Investors:
Vince Morales
PPG Investor Relations
412-434-3740
vmorales@ppg.com

PPG board of directors authorizes repurchase of 10 million shares

PITTSBURGH, Oct. 22, 2010 – PPG Industries (NYSE: PPG) announced today that its board of directors yesterday authorized the repurchase of an additional 10 million shares of outstanding common stock. The new authorization is effective immediately, does not expire and gives management discretion in determining the conditions under which shares may be purchased from time to time. Repurchases will be made in accordance with applicable securities laws in the open market or in privately negotiated transactions. Depending on market conditions and other factors, these repurchases may commence or cease from time to time without prior notice.

In December 2009, PPG’s board of directors authorized a repurchase program for 5 million shares, of which approximately 3,100,000 shares are currently available for repurchase.

About PPG

PPG Industries’ vision is to continue to be the world’s leading coatings and specialty products company. Founded in 1883, the company serves customers in industrial, transportation, consumer products, and construction markets and aftermarkets. With headquarters in Pittsburgh, PPG operates in more than 60 countries around the globe. Sales in 2009 were $12.2 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com.

Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. The forward-looking statements contained herein include statements relating to PPG Industries’ share repurchase program. Actual events may differ materially from current expectations and are subject to a number of risks and uncertainties, including PPG Industries’ ability to complete the share repurchase program and the other risks and uncertainties discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of their initial issuance, and PPG Industries does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.